Exhibit 10.3

Execution Version

SECURITIES PURCHASE AND COMMITMENT AGREEMENT

This SECURITIES PURCHASE AND COMMITMENT AGREEMENT (this “Agreement”) is entered into this 17th day of March 2023, by and among WEWORK INC., a Delaware corporation (the “WeWork”), WEWORK COMPANIES LLC, a Delaware limited liability company (“Issuer”), WW CO-OBLIGOR INC., a Delaware corporation (“WW Co-Obligor” and, together with Issuer, the “Notes Issuers,”), and the Notes Issuers collectively with WeWork, the “Company Parties”), and the undersigned investor (“Investor”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, (i) on the Equity Transaction Closing Date (as defined below), Investor desires to purchase from the Issuer 35,000,000 shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Shares”) (such Class A Shares purchased pursuant to this Agreement, the “Acquired Shares”), for a purchase price of $1.15 per share, or an aggregate purchase price of $40,250,000.00 (such aggregate purchase price, the “Equity Purchase Price”), and (ii) during the Draw Period (as defined below), Investor desires to provide a commitment (the “Commitment”) to purchase from the Notes Issuers up to $175,000,000.00 in aggregate principal amount (the “Commitment Amount”) of Additional First Lien Notes (as defined below) for a purchase price equal to 100% of the aggregate principal amount then purchased (the “Notes Purchase Price”) upon the Notes Issuers’ election to draw on the Commitment;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, (i) on the Equity Transaction Closing Date, the Issuer desires to issue and sell to Investor the Acquired Shares in consideration of the payment of the Equity Purchase Price by or on behalf of Investor to the Issuer and (ii) during the Draw Period, the Notes Issuers desire to have the right to elect to draw on the Commitment in one or more installments at their sole election, and accordingly to sell to Investor from time to time Additional First Lien Notes in an aggregate principal amount of up to the Commitment Amount at the applicable Notes Purchase Price;

WHEREAS, the Company Parties have (i) entered into that certain Transaction Support Agreement, dated as of March 17, 2023 (including the Term Sheet (as defined below) but not including any amendments or modifications thereto that are adverse to Investor unless consented to in writing by Investor, the “Transaction Support Agreement”), by and among the Company Parties, SoftBank Vision Fund L.P., SoftBank Vision Fund II-2, L.P., StarBright WW LP, SoftBank Group Corp. and the other parties thereto, including the terms and conditions summarized in the term sheet attached to the Transaction Support Agreement (the “Term Sheet”); and (ii) entered into that certain Backstop Commitment Agreement, dated as of March 17, 2023 (not including any amendments or modifications thereto that are adverse to Investor unless consented to in writing by Investor, the “Backstop Commitment Agreement”), by and among the Company Parties and the other parties thereto; and

WHEREAS, the Securities (as defined below) will be issued and sold in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. PURCHASE OF THE ACQUIRED SHARES. On the terms and subject to the conditions set forth in this Agreement, on the Equity Transaction Closing Date, Investor hereby agrees to purchase, and the Issuer hereby agrees to issue and sell to Investor, the Acquired Shares, upon the payment of the Equity Purchase Price pursuant to Section 3 (the “Equity Transaction”). If, during the period between the date hereof and the Equity Transaction Closing Date, any change in the outstanding shares of capital stock of WeWork shall occur as a result of any stock split (including reverse stock split), exchange or readjustment of shares, subdivision or other similar transaction, the number of Acquired Shares shall be appropriately adjusted to reflect the effect of such event.

2. DEBT COMMITMENT.

(a) On the terms and subject to the conditions set forth in this Agreement, including the delivery of one or more Draw Notices (as defined below), at any time during the period from and including the Business Day prior to the Equity Transaction Closing Date and ending 12 months following the Equity Transaction Closing Date (the “Draw Period”), the Notes Issuers may determine to issue and sell to Investor, and Investor agrees to purchase from the Notes Issuers, from time to time, at the Notes Purchase Price, up to $175,000,000.00 in aggregate principal amount of first lien notes (the “Additional First Lien Notes” and, together with the Acquired Shares, the “Securities”) (the “Notes Transaction” and, together with the Equity Transaction, the “Cupar Transactions”), as its own separate series of notes under the indenture governing the first lien notes (the “First Lien Notes”) to be issued by the Notes Issuers (which indenture will be in substantially the same form as that certain Senior Secured Notes Indenture dated as of January 3, 2023, by and among the Notes Issuers and U.S. Bank Trust Company, National Association, as trustee and collateral agent, pursuant to which the Notes Issuers have issued $250,000,000 in aggregate principal amount of Senior Secured Notes due 2025, with such other changes as are contemplated by the Transaction Support Agreement and Term Sheet) as part of the transactions contemplated by the Transaction Support Agreement, the Term Sheet, the Backstop Commitment Agreement and the Exchange Offer (as defined in the Backstop Commitment Agreement) (collectively with the Cupar Transactions, the “Transactions”). “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

(b) In order to draw on the Commitment, the Notes Issuers shall provide written notice (each such notice, a “Draw Notice”) to Investor of their request to draw on the Commitment or any portion thereof and, accordingly, to sell Additional First Lien Notes to Investor. The Draw Notice shall specify (i) the aggregate principal amount of Additional First Lien Notes requested to be sold by the Notes Issuers and purchased by Investor and (ii) the requested issuance date for such Notes, which date shall be no sooner than five Business Days following the delivery of the Draw Notice unless otherwise mutually agreed by the Notes Issuers and Investor (each such date, a “Notes Transaction Closing Date”).

(c) As consideration for the issuance and sale of the Additional First Lien Notes, the Company Parties shall pay, or cause to be paid, an aggregate premium of 12.5% on the last $50,000,000 of the Commitment Amount (the “Specified Commitment”) to be drawn by the Note Issuers pursuant to the terms hereof, payable in kind in the form of additional principal amount of Additional First Lien Notes (such amount, the “Commitment Premium”). The Note Issuers shall satisfy their obligation to pay the Commitment Premium by issuing the principal amount of Additional First Lien Notes (in each case rounding down to the applicable minimum denomination to avoid fractional notes) to Investor on each applicable Note Transaction Closing Date on which the Note Issuers draw on the Specified Commitment in amount equal to the product of (i) 12.5% multiplied by (ii) the amount of the Specified Commitment drawn by the Note Issuers on such Note Transaction Closing Date. For the avoidance of doubt, if the Commitment Amount drawn by the Note Issuers pursuant to the terms hereof is less than $125,000,000, then no Commitment Premium shall be payable by the Note Issuers.

(d) Expense Reimbursement. Whether or not the transactions contemplated hereunder are consummated, the Company Parties agree to pay all of the reasonable and documented out-of-pocket fees and expenses incurred by Investor before, on or after the date hereof until the termination of this Agreement in accordance with its terms, including: (i) the reasonable and documented fees and expenses of Cooley LLP, counsel to Investor, in connection with the Transactions; (ii) all filing fees or other costs or fees associated with the matters contemplated by Section 4(mm) in connection with the Transactions and all reasonable and documented out-of-pocket expenses of Investor related thereto, (iii) all reasonable and documented out-of-pocket fees and expenses incurred in connection with Investor’s initial filings on Schedule 13D, Schedule 13G or Form 3, in each case, promulgated under the Exchange Act as a result of the Transactions (iv) all reasonable and documented out-of-pocket fees and expenses incurred in connection with any required regulatory filings in connection with the transactions contemplated by this Agreement (including, without limitation, filings in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”)), (v) the reasonable and documented fees, costs and expenses incurred in connection with the issuance of the Initial Letter of Credit (as defined below) and any Subsequent Letters of Credit (as defined below); and in each case, that have been paid or are payable by Investor (such payment obligations set forth above, collectively, the “Expense Reimbursement”). Notwithstanding anything to the contrary in this Agreement, this Section 2(d) and Section 2(e) shall survive the termination of this Agreement.

(e) The Expense Reimbursement as described in Section 2(d) and this Section 2(e) shall be paid in cash in accordance with the terms herein. The Expense Reimbursement shall be paid when due (for the avoidance of doubt, (x) in no event shall such invoices be due earlier than ten days after receipt thereof and (y) the invoices that shall set forth such Expense Reimbursements shall not include time details). The Expense

Reimbursement accrued thereafter shall be payable by the Company Parties promptly when due. “Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Unit (as defined below) in the nature of a tax, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges in the nature of tax paid to a Governmental Unit (whether payable directly or by withholding and whether or not requiring the filing of a return), and including all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon. “Governmental Unit” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, any other U.S. or non-U.S. court or arbitrator, or any self-regulatory organization (including the New York Stock Exchange).

(f) Tax Treatment. The parties hereto (and any transferee) agree that, for U.S. federal income tax purposes, the Commitment Premium and the Expense Reimbursement are intended to be treated as a premium paid in respect of the issuance or termination of a put option in respect of the Additional First Lien Notes (whether under the general rules applicable to the purchase and sale of options or under the authority of Revenue Ruling 81-160, 1981-1 C.B. 312) and shall report the payment and receipt of the Commitment Premium and Expense Reimbursement in a manner consistent with such intention for all relevant Tax purposes, and take no position inconsistent with such treatment (whether in audits, tax returns or otherwise) unless otherwise required by a determination that is “final” within the meaning of Section 1313 of the Code (or similar provision of state or local law).

(g) Backstop Letter of Credit. On or prior to the Equity Transaction Closing Date, Investor shall provide a letter of credit naming Issuer, WW Co-Obligor or the Notes Issuers as beneficiary(ies) in an aggregate principal amount equal to the Commitment Amount issued by a commercial bank that is rated BBB- or higher by Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto) or Baa3 or higher by Moody’s Investors Service, Inc. (or any successor thereto) and domiciled in the United States (such letter of credit, the “Initial Letter of Credit”). If Investor does not complete its purchase of the Additional First Lien Notes specified in a Draw Notice provided pursuant to Section 2(b) within three Business Days following the Notes Transaction Closing Date specified in the relevant Draw Notice, the Notes Issuers shall be entitled to draw upon the Initial Letter of Credit in the amount corresponding to the requested amount of Additional First Lien Notes set forth in the relevant Draw Notice; provided that if the Notes Issuers have requested Investor to purchase Additional First Lien Notes in an aggregate amount of less than the Commitment Amount, the Notes Issuers shall within three Business Days of the most recent Notes Transaction Closing Date either, at Investor’s option, (i) provide a notice of reduction to the issuer of the Initial Letter of Credit reducing the aggregate principal amount of the Initial Letter of Credit by the amount of the Additional First Lien Notes issued on the most recent Notes Transaction Closing Date or (ii) return the Initial Letter of Credit to Investor. Within ten Business Days following the return of the Initial Letter of Credit (or such later date as mutually agreed by the Notes Issuers and Investor), Investor shall provide a letter of credit that would otherwise satisfy the requirements of the first sentence of this Section 2(g) naming Issuer, WW Co-Obligor or the Notes Issuers as beneficiary(ies) in an aggregate principal amount of the Commitment Amount less the aggregate amount of Additional First Lien Notes purchased by Investor pursuant to Section 2(a) (any such letters of credit issued pursuant to this sentence, a “Subsequent Letter of Credit”). With respect to subsequent Draw Notices, the Notes Issuers shall follow the process outlined above for the Initial Letter of Credit to, at Investor’s election, (i) reduce the aggregate principal amount of the Initial Letter of Credit or (ii) return any Subsequent Letter of Credit.

3. EQUITY TRANSACTION CLOSING AND NOTES TRANSACTION CLOSING.

(a) Subject to the satisfaction or waiver of the conditions set forth in Section 3(d), the closing of the Equity Transaction contemplated hereby (the “Equity Transaction Closing”) shall occur substantially concurrently with the consummation of the Transactions contemplated by the Transaction Support Agreement and the Term Sheet, or on such other date as the Issuer and Investor may mutually agree in writing (such date, the “Equity Transaction Closing Date”). On the Equity Transaction Closing Date, Investor shall deliver to the Issuer (A) the Equity Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer and (B) a duly completed and executed IRS Form W-9. Upon Issuer’s receipt of the Equity Purchase Price, the Issuer shall issue to Investor the Acquired Shares in book-entry form and, as promptly as practicable after the Equity Transaction Closing, evidence from the Issuer’s transfer agent of the issuance to Investor of the Acquired Shares on and as of the Equity Transaction Closing Date.

(b) Subject to the satisfaction or waiver of the conditions set forth in Section 3(e), the sale to and purchase by Investor of any Additional First Lien Notes with respect to a Draw Notice shall occur at a closing (each, a “Notes Transaction Closing”) on the applicable Notes Transaction Closing Date. On the applicable Notes Transaction Closing Date, Investor shall deliver to the Notes Issuers (A) the applicable Notes Purchase Price set forth in the applicable Draw Notice by wire transfer of United States dollars in immediately available funds to the account specified by the Notes Issuers and (B) a duly completed and executed IRS Form W-9 (if necessary). Upon receipt of the applicable Notes Purchase Price on the applicable Notes Transaction Closing Date, the Notes Issuers shall issue and deliver to Investor the Additional First Lien Notes to be purchased by Investor, through the facilities of The Depository Trust Company (“DTC”) in an aggregate principal amount as set forth in the applicable Draw Notice; provided, however, that to the extent DTC does not permit the Additional First Lien to be deposited through its facilities, such securities will be delivered, at Investor’s option, in book entry form on the register of the Company Parties’ agent (which may be the Trustee or any other agent appointed by the Company pursuant to the indenture governing the Additional First Lien Notes) or in the form of physical notes to the account of Investor.

(c) (i) Each book entry entitlement for the Acquired Shares shall contain a restrictive legend in substantially the following form (the “Shares Legend”):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAWS AND MAY NOT UNDER ANY CIRCUMSTANCES BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR (II) APPLICABLE QUALIFICATION OR EXEMPTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR OTHER APPLICABLE SECURITIES LAWS.”

(ii) Each book entry entitlement for the Additional First Lien Notes shall contain the restrictive legends (the “Notes Legends” and together with the Shares Legend, the “Legends”) as set forth in the indenture governing the Additional First Lien Notes.

(d) The Equity Transaction Closing shall be subject to the satisfaction or waiver by the Issuer or Investor, as applicable, of each of the following conditions:

(i) solely with respect to the Issuer’s obligations to close the Equity Transaction, Investor shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement (taken as a whole) to be performed or complied with by it at or prior to the Equity Transaction Closing;

(ii) to the extent applicable, any waiting period (and any extension thereof) applicable to the Equity Transaction under the HSR Act shall have been terminated or shall have expired;

(iii) solely with respect to Investor’s obligations to close the Equity Transaction, the Exchange Offer (as defined in the Backstop Commitment Agreement) shall have been consummated or shall be consummated substantially concurrent with the Equity Transaction Closing, in all material respects, in accordance with the confidential offering memorandum and consent solicitation statement ( in form and substance reasonably acceptable to Investor, the “Offering Memorandum”), and the Settlement Date (as set forth in the Offering Memorandum) shall have occurred or shall occur substantially concurrently with the Equity Transaction Closing;

(iv) solely with respect to Investor’s obligations to close the Equity Transaction, the Transactions have been consummated;

(v) solely with respect to Investor’s obligations to close the Equity Transaction, the Company Parties shall have paid (or such amounts shall be paid concurrently with the Equity Transaction Closing) all unpaid Expense Reimbursement invoiced at least three Business Days prior to the Equity Transaction Closing Date pursuant to Section 2(d) and Section 2(e) as required in accordance with the terms of this Agreement;

(vi) all governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the Transactions shall have been made or received;

(vii) no law or order shall have been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Transactions;

(viii) solely with respect to Investor’s obligations to close the Equity Transaction, the representations and warranties of the Company Parties contained in Sections 4(a) (Organization and Qualification), 4(b) (Corporate Power and Authority), 4(c) (Execution and Delivery; Enforceability), 4(d) (Authorized and Issued Capital Shares), 4(e) (Issuance), 4(g) (No Conflict), 4(p) (No Violation; Compliance with Laws), 4(dd) (No Unlawful Payments), 4(ee) (Compliance with Money Laundering Laws), 4(ff) (Compliance with Sanctions Laws), 4(hh) (Investment Company Act), 4(mm) (Security Documents; Intercreditor Agreement) and 4(nn) (Solvency of Issuer) shall be true and correct in all respects on and as of the date of this Agreement and the Equity Transaction Closing Date with the same effect as if made on and as of the Equity Transaction Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(ix) solely with respect to Investor’s obligations to close the Equity Transaction, the representations and warranties of the Company Parties contained in this Agreement (other than those referred to in subsection (viii) above) shall be true and correct on and as of the date of this Agreement and the Equity Transaction Closing Date with the same effect as if made on and as of the Equity Transaction Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(x) solely with respect to Investor’s obligations to close the Equity Transaction, the Company Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Equity Transaction Closing Date;

(xi) solely with respect to Investor’s obligations to close the Equity Transaction, since the date hereof, there shall not have occurred, and there shall not exist, (A) any event, development, occurrence or change that constitutes an Issuer Material Adverse Effect, or (B) any default or event of default under any Material Contract (as defined in the Backstop Commitment Agreement), including any Default or Event of Default (as each is defined under the Credit Facility) that has occurred and is continuing under any Credit Facility (as defined in the Backstop Commitment Agreement), to the extent such default or event of default has not been expressly waived or cured pursuant to the relevant documents;

(xii) solely with respect to Investor’s obligations to close the Equity Transaction, Investor shall have received on and as of the Equity Transaction Closing Date a certificate of the chief executive officer or chief financial officer of the Issuer confirming that the conditions set forth in Sections 3(d)(viii), (ix), (x), and (xi) have been satisfied;

(xiii) solely with respect to Investor’s obligations to close the Equity Transaction, execution and delivery of all documents governing or otherwise relating to the Transactions, including, those defined as Definitive Documents in the Transaction Support Agreement (the “Definitive Documents”), in each case, shall be consistent with the terms of the Transaction Support Agreement, including the Term Sheet, and reasonably acceptable in form and substance to Investor and any reasonable proposed changes to any such Definitive Documents by Investor shall be provided promptly to the Issuer following receipt of drafts thereof and prior to finalization of such Definitive Documents;

(xiv) the Backstop Commitment Agreement and Transaction Support Agreement shall be in full force and effect and shall not have been terminated;

(xv) solely with respect to Investor’s obligations to close the Equity Transaction, each of the Transactions has been consummated pursuant to the applicable terms of this Agreement, the Transaction Support Agreement, the Term Sheet, the Backstop Commitment Agreement, the Offering Memorandum and the other Definitive Documents;

(xvi) delivery of such other information or documents that are necessary to consummate the transactions contemplated hereby;

(xvii) solely with respect to Investor’s obligations to close the Equity Transaction, the Equity Transaction Closing Date shall have occurred by (x) 11:59 p.m., New York City time on June 30, 2023 or (y) by such later date as agreed to by Investor and the Company Parties) (the “Equity Transaction Outside Date”);

(xviii) solely with respect to the Issuer’s obligations to close the Equity Transaction, on or prior to the Equity Transaction Closing Date, Investor shall have provided the Initial Letter of Credit to one of the Note Issuers; and

(xix) solely with respect to Investor’s obligations to close the Equity Transaction, Investor shall have received a determination from the board of directors of WeWork that each of Investor and its affiliates is an “Exempt Person” pursuant to a stockholder rights agreement, to be adopted by WeWork following designed to protect the WeWork’s U.S. tax attributes (including net operating loss carryforwards) and the dividend or distribution of rights to purchase equity securities (or securities convertible into equity securities) of WeWork pursuant to such stockholder rights agreement and the transactions contemplated thereby (a “Rights Plan”);

(e) Each Notes Transaction Closing shall be subject to the satisfaction on or before each applicable Notes Transaction Closing Date, or waiver by the Notes Issuers or Investor, as applicable, of each of the following conditions:

(i) solely with respect to the Notes Issuers’ obligations to close the applicable Notes Transaction, Investor shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement (taken as a whole) to be performed or complied with by it at or prior to the applicable Notes Transaction Closing Date;

(ii) solely with respect to Investor’s obligations to close the applicable Notes Transaction, the Exchange Offer (as defined in the Backstop Commitment Agreement) shall have been consummated, in all material respects, in accordance with the Offering Memorandum, in form and substance reasonably acceptable to Investor;

(iii) solely with respect to Investor’s obligations to close the applicable Notes Transaction, the Company Parties shall have paid (or such amounts shall be paid concurrently with the Notes Transaction Closing) all Expense Reimbursement invoiced at least three Business Days prior to the Notes Transaction Closing Date pursuant to Section 2(d) and Section 2(e) as required in accordance with the terms of this Agreement;

(iv) all governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the Transactions shall have been made or received;

(v) no law or order shall have been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Transactions;

(vi) solely with respect to Investor’s obligations to close the applicable Notes Transaction, the representations and warranties of the Company Parties contained in Sections 4(a) (Organization and Qualification), 4(b) (Corporate Power and Authority), 4(c) (Execution and Delivery; Enforceability), 4(d) (Authorized and Issued Capital Shares), 4(e) (Issuance), 4(g) (No Conflict), 4(p) (No Violation; Compliance with Laws), 4(dd) (No Unlawful Payments), 4(ee) (Compliance with Money Laundering Laws), 4(ff) (Compliance with Sanctions Laws), 4(hh) (Investment Company Act), 4(mm) (Security Documents; Intercreditor Agreement) and 4(nn) (Solvency of Issuer) shall be true and correct in all respects on and as of the date of this Agreement and the Notes Transaction Closing Date with the same effect as if made on and as of the Notes Transaction Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(vii) solely with respect to Investor’s obligations to close the applicable Notes Transaction, the representations and warranties of the Company Parties contained in this Agreement (other than those referred to in subsection vi above) shall be true and correct on and as of the date of this Agreement and the Notes Transaction Closing Date with the same effect as if made on and as of the Notes Transaction Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(viii) solely with respect to Investor’s obligations to close the applicable Notes Transaction, the Company Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Notes Transaction Closing Date;

(ix) solely with respect to Investor’s obligations to close the applicable Notes Transaction, since the date hereof, there shall not have occurred, and there shall not exist, (A) any event, development, occurrence or change that constitutes an Issuer Material Adverse Effect, or (B) any default or event of default under any Material Contract (as defined in the Backstop Commitment Agreement), including any Default or Event of Default (as each is defined under the Credit Facility) that has occurred and is continuing under any Credit Facility (as defined in the Backstop Commitment Agreement), to the extent such default or event of default has not been expressly waived or cured pursuant to the relevant documents;

(x) solely with respect to Investor’s obligations to close the applicable Notes Transaction, Investor shall have received on and as of the Notes Transaction Closing Date a certificate of the chief executive officer or chief financial officer of the Issuer confirming that the conditions set forth in Sections 3(e)(vi), (vii), (viii), and (ix), have been satisfied;

(xi) the Closing Date as defined in the Transaction Support Agreement shall have occurred;

(xii) solely with respect to Investor’s obligations to close the applicable Notes Transaction, each of the Transactions has been consummated pursuant to the applicable terms of this Agreement, the Transaction Support Agreement, the Term Sheet, the Backstop Commitment Agreement, the Offering Memorandum and the Definitive Documents;

(xiii) delivery of such other information or documents that are necessary to consummate the transactions contemplated hereby;

(xiv) the Equity Transaction Closing Date shall have occurred;

(xv) solely with respect to Investor’s obligations to close the applicable Notes Transaction, execution and delivery of all Definitive Documents shall be consistent with the terms of the Transaction Support Agreement, including the Term Sheet, and reasonably acceptable in form and substance to Investor and any reasonable proposed changes to any such Definitive Documents by Investor shall be provided promptly to the Issuer following receipt of drafts thereof and prior to finalization of such Definitive Documents;

(xvi) any Notes Transaction Closing Date shall have occurred within 12 months of the Equity Transaction Closing Date, or by such later date as agreed to by Investor and the Company Parties) (the “Notes Transaction Outside Date”), provided that if a Draw Notice is delivered prior to the Notes Transaction Outside Date, such Notes Transaction Closing Date may fall after the Notes Transaction Outside Date;

(xvii) Investor shall have received a Draw Notice in accordance with the terms of this Agreement;

(xviii) Upon each Notes Transaction Closing Date, the terms of the Additional First Lien Notes shall conform in all respects to the terms described in the Offering Memorandum; and

(xix) to the extent applicable, the Company Parties shall have paid (or such amounts shall be paid concurrently with the applicable Note Transaction Closing) to the Investor the Commitment Premium as set forth in Section 2(c).

At or prior to the Equity Transaction Closing or the applicable Notes Transaction Closing, as applicable, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably mutually deem to be practical and necessary in order to consummate the Cupar Transactions as contemplated by this Agreement.

“Issuer Material Adverse Effect” means any event, which individually, or together with all other events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, operations, assets, properties, or financial condition of the Company Parties, taken as a whole, or (b) the ability of the Company Parties, taken as a whole, to perform their respective obligations under, or to consummate the Transactions, in each case, except to the extent such event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) [Reserved]; (ii) any changes after the date hereof in applicable law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement, the Transaction Support Agreement or the other Definitive Documents or the transactions contemplated hereby or thereby, including, without limitation, the Transactions; (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Company Parties (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) [Reserved]; (vi) any action taken at the express written request of Investor or taken by Investor, including any breach of this Agreement by Investor; (vii) any failure by the Company Parties to meet any internal or published projection for any period (but not the underlying facts giving rise to such failure unless such facts are otherwise excluded pursuant to other clauses contained in this definition); or (viii) any events or developments arising from or related to the breach of this Agreement by Investor; provided that the exceptions set forth in clauses (i), (ii) and (v) of this definition shall apply to the extent that such Event is disproportionately adverse to the Company Parties, taken as a whole, as compared to other companies comparable in size and scale to the Company Parties operating in the industries in which the Company Parties operate, but in each case, solely to the extent of such disproportionate impact.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Investor of the Cupar Transactions on a timely basis or (ii) the compliance by Investor with its obligations under this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY PARTIES. Except as disclosed in all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the Securities and Exchange Commission by the Company Parties’ (the “SEC Documents”) and publicly available on the United States Securities and Exchange Commission’s (the “Commission”) Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof, each of the Company Parties, jointly and severally, on the date hereof and on each date for which a Draw Notice is delivered, each of the Issuer, WeWork and WW Co-Obligor, as applicable, represents and warrants to Investor the following. Capitalized terms used in this Section but not otherwise defined herein shall have the meanings ascribed to such terms in the Backstop Commitment Agreement.”

(a) Organization and Qualification. Each Company Party is duly organized and is validly existing and in good standing (or, if applicable, the equivalent in the applicable jurisdiction) under the laws of its respective jurisdictions of organization, is duly qualified to do business and is in good standing (or, if applicable, the equivalent in the applicable jurisdiction) in each jurisdiction in which its respective ownership or lease of property or the conduct of its respective businesses requires such qualification, and has all power and authority necessary to own or hold its respective properties and to conduct its business as described or incorporated by reference in the SEC Documents, except where the failure to be so qualified, in good standing or have such power or authority would not have an Issuer Material Adverse Effect.

Each Company Party is the record and beneficial owner of and has good and valid title to all of the issued and outstanding equity ownership interest of each of its respective Subsidiaries (the “Subsidiary Interests”) free and clear of all Liens (other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subsidiary Interests other than transfer restrictions imposed by applicable law). All of the issued and outstanding Subsidiary Interests are duly authorized, validly issued, fully paid and nonassessable (if such concepts apply). Other than with respect to Latam Co. B.V. and WeWork Japan GK, there are no: (i) outstanding securities convertible or exchangeable into Subsidiary Interests; (ii) options, warrants, phantom equity rights, notional interests, profits interests, calls, equity equivalents, restricted equity, performance equity, profit participation rights, stock appreciation rights, redemption rights or subscriptions or other rights, agreements or commitments obligating any subsidiary to issue, transfer or sell any Subsidiary Interests; (iii) voting trusts or other agreements or understandings to which any Subsidiary is a party or by which any Subsidiary is bound with respect to the voting, transfer or other disposition of Subsidiary Interests; or (iv) outstanding obligations of any Company Party to repurchase, redeem or otherwise acquire any Subsidiary Interests.

(b) Corporate Power and Authority. Each Company Party has full right, power and authority to execute and deliver this Agreement, the Transaction Support Agreement, the Backstop Commitment Agreement and the Definitive Documents (collectively, the “Transaction Documents”), to the extent a party thereto, and to perform its respective obligations hereunder and thereunder; and all action required to be taken by each Company Party for the due and proper authorization, execution and delivery of each of the Transaction Documents, to the extent a party thereto, and the consummation by each Company Party of the transactions contemplated thereby has been or will be duly and validly taken on or prior to the Equity Transaction Closing Date.

(c) Execution and Delivery; Enforceability. This Agreement and each other Definitive Document has been, or will be on the Equity Transaction Closing Date, duly executed and delivered by each Company Party, to the extent a party thereto. Each Company Party’s obligations hereunder and under each other Definitive Document constitute, or will constitute, the valid and legally binding obligations of such Company Party enforceable against such Company Party in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(d) Authorized and Issued Capital Shares. (i) WeWork has an authorized capitalization, and all of the issued shares of capital stock of WeWork have been duly and validly authorized and issued and are fully paid and non-assessable, and conform to the description of the stock contained in the SEC Documents; and (ii) all of the issued shares of capital stock or other equity interests, as applicable, of each Subsidiary of WeWork have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by WeWork, free and clear of all liens, encumbrances, equities or claims (other than liens arising under the Company Parties’ existing secured indebtedness described in the SEC Documents); and, (iii) the stockholders of WeWork have no warrants, options, subscriptions, convertible or exchange securities or preemptive or similar rights in respect of its capital stock. As of December 31, 2022, the authorized capital stock of the Issuer consisted of (i) 1,500,000,000 Class A Shares, of which 711,106,483 were issued and outstanding, (ii) 25,041,666 shares of Class C common stock, par value $0.0001 per share, of which 19,938,089 were issued and outstanding and (iii) 100,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares were issued and outstanding. Except for this Agreement and as disclosed in publicly available information, including the SEC Documents, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities, other than in connection with the transactions contemplated by the Transaction Support Agreement and the Term Sheet, or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Issuer is a party obligating the Issuer to issue, transfer or sell any shares or other equity interests of the Issuer or securities convertible into, exchangeable or exercisable for such shares or equity interests of the Issuer.

(e) Issuance. The Acquired Shares have been duly authorized by the Issuer and, when issued and delivered to Investor against full payment therefor in accordance with the terms of this Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the laws of the State of Delaware or pursuant to any agreement or other instrument to which the Issuer is a party or by which it is otherwise bound. On the applicable Notes Transaction Closing Date, (i) the indenture governing the applicable Additional First Lien Notes, (ii) the certificate representing the applicable Additional First Lien Notes and (iii) the guarantees in respect thereof shall have been duly authorized, executed and delivered by the Notes Issuers and will be valid and binding obligations of the Notes Issuers and, assuming the due authorization, execution and delivery thereof by the applicable trustee and collateral agent, as applicable, shall be enforceable against the Notes Issuers in accordance with their respective terms, except as may be limited or otherwise affected by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (B) principles of equity, whether considered at law or equity.

(f) Reserve Regulations. None of the Company Parties or any of their respective Subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance, sale and delivery of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(g) No Conflict. The execution, delivery and performance by the Company Parties of each of the Transaction Documents to which it is a party, and compliance by the Company Parties with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents (i) with respect to the Equity Transaction and the WeWork only, will be conducted in accordance with the rules and regulations of the New York Stock Exchange (“NYSE”) or the rules of such other applicable stock exchange on which the Issuer’s Class A Shares are then listed and (ii) do not and will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification, acceleration or require a consent, approval or other authorization, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of any Company Party pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which each such Company Party is a party or by which each such Company Party is bound or to which any of the property or assets of each such Company Party is subject; (B) the organizational documents of each such Company Party; or (C) result in the violation of any law or any statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority except, that , in the cases of clause of clauses (A) and (C) above, for any such conflict breach, violation, default , lien charge or encumbrance that would not be reasonably excepted to have an Issuer Material Adverse Effect.

(h) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company Parties of each of the Transaction Documents to which each is a party, and compliance by the Company Parties with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications (i) as described or incorporated by reference in the SEC Documents, (ii) as may be required under applicable state securities laws and applicable rules and regulations under such laws in connection with the purchase of the Acquired Shares or the First Lien Notes, or (iii) such consents, approvals, authorizations, orders and registrations or qualifications that, if not obtained, would not reasonably expected to have an Issuer Material Adverse Effect.

(i) Registration and Listing. The Class A Shares currently are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are listed for trading on NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of Issuer, threatened in writing against the Issuer by NYSE or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act or the listing of the Class A Shares on NYSE.

(j) No Registration. Assuming the accuracy of Investor’s representations and warranties set forth in Section 5, no registration under the Securities Act is required for the offer, sale or issuance, as applicable, of (i) the Acquired Shares by the Issuer to Investor and (ii) the Additional First Lien Notes by the Notes Issuers to Investor, in each case in the manner contemplated by this Agreement.

(k) No Solicitation. Neither the Company Parties nor any person acting on their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with the Transactions.

(l) Arms’-Length. The Company Parties agree that Investor is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the transactions contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of any Company Party and Investor is not advising any Company Party as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

(m) Financial Statements. The (i) audited consolidated balance sheets of the Company Parties as of December 31, 2021, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2021 and the related notes thereto as filed in the Company Parties’ Annual Report on Form 10-K for such year, and (ii) the unaudited consolidated balance sheets of the Company Parties as of September 30, 2022 and the related consolidated statements of operations, comprehensive income (loss) changes in stockholders’ equity and of cash flows as filed in the Company Parties’ applicable Quarterly Reports on Form 10-Q for such quarters (collectively, the “Financial Statements”) present fairly in all material respects the consolidated financial position of the Company Parties and their consolidated Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified, subject to customary year-end audit adjustments and the absence of certain footnotes in the case of the unaudited quarterly financial statements. The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) as applied on a consistent basis throughout the periods covered thereby (except as disclosed therein).

(n) SEC Documents. Since December 31, 2021, the Company Parties have filed all required reports, schedules, forms and statements with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the SEC Documents that have been filed as of the date of this Agreement complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such SEC Documents. No SEC Document that has been filed prior to the date of this Agreement, after giving effect to any amendments or supplements thereto and to any subsequently filed SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(o) Absence of Certain Changes. Since December 31, 2021, no event, development, occurrence or change has occurred or exists that constitutes an Issuer Material Adverse Effect.

(p) No Violation; Compliance with Laws. None of the Company Parties is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Company Party is a party or by which the any Company Party is bound or to which any property or asset of any Company Party is subject; or (ii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clauses (ii) and (iii) except as would not reasonably expected to have, an Issuer Material Adverse Effect.

(q) [Reserved]

(r) Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings pending to which the Company Parties or any of their Subsidiaries is a party or to which any property of the Company Parties or any of their Subsidiaries is subject (“Legal Proceedings”) that if determined adversely to the Company Parties or any of their Subsidiaries, would reasonably be expected to have an Issuer Material Adverse Effect; and no such Legal Proceedings are threatened in writing by any governmental or regulatory authority or other person that would reasonably be expected to have an Issuer Material Adverse Effect.

(s) Labor Relations. No labor disturbance by or dispute with employees of the Company Parties or any of their Subsidiaries exists or, to the knowledge of the Company Parties, is contemplated or threatened and none of the Company Parties is aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Company Parties’ or any of the Company Parties’ Subsidiaries’ principal suppliers, contractors or customers, except in each case as would not reasonably be expected to have an Issuer Material Adverse Effect. Neither the Company Parties nor any of their Subsidiaries has received written notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

(t) Intellectual Property. (i) The Company Parties and their Subsidiaries own, have the right to use or can obtain on reasonable terms the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct of their respective businesses, except where the failure to own or possess such rights would not reasonably be expected to have an Issuer Material Adverse Effect; (ii) the Company Parties and their Subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any person, except where the conflict would not reasonably be expected to have an Issuer Material Adverse Effect; (iii) the Company Parties and their Subsidiaries have not received any written notice of any claim relating to Intellectual Property that would reasonably be expected to have an Issuer Material Adverse Effect; and (iv) to the knowledge of the Company Parties, the Intellectual Property of the Company Parties and their Subsidiaries is not being infringed, misappropriated or otherwise violated by any person, except as would not reasonably be expected to have an Issuer Material Adverse Effect.

(u) Title to Real and Personal Property. Except as has not had, and would not reasonably be expected to have an Issuer Material Adverse Effect, (i) the Company Parties and their Subsidiaries have good and marketable title to, or a valid leasehold interest in, all real and personal property, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted by the Company Parties and their Subsidiaries, free and clear of any and all Liens (other than Permitted Liens) and (ii) all tangible property and assets (x) are in the possession or control of the Company Parties and their Subsidiaries; and (y) are in good and operable condition and repair, reasonable wear and tear excepted.

(v) No Undisclosed Relationships. Except as contemplated by the provisions of the Transaction Documents and the offering contemplated hereby, no relationship, direct or indirect, exists between or among the Company Parties or any of their Subsidiaries, on the one hand, and the directors, officers, stockholders or other Affiliates of the Company Parties or any of their Subsidiaries, on the other, that is material and would be required by the Securities Act to be described in a registration statement on Form S-1 filed with the Commission, that is not so described or incorporated by reference in the SEC Documents.

(w) Licenses and Permits. The Company Parties and their Subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described or incorporated by reference in the SEC Documents, except where the failure to possess or make the same would not, have an Issuer Material Adverse Effect; and except as described or incorporated by reference in the SEC Documents, neither the Company Parties nor any of their Subsidiaries has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization or has any reason to believe that any such license, sub-license, certificate, permit or authorization will not be renewed in the ordinary course, other than any revocation or modification or non-renewal that would not reasonably be expected to have an Issuer Material Adverse Effect.

(x) Environmental. Other than exceptions to any of the following that would not reasonably be expected to have an Issuer Material Adverse Effect, no Company Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of its business; or (ii) has become subject to any pending or threatened Environmental Liability, (iii) to the Company Parties’ knowledge, no Hazardous Materials has been Released on, at, to, under, in or from any Real Property, and (iv) to the Company Parties’ knowledge, there are no existing facts or circumstances (including any presence or Release of Hazardous Materials at any real property formerly owned, leased, or operated by any Company Party) that are reasonably likely to give rise to any Environmental Liability of any Company Party.

(y) Tax Matters. The Company Parties and their Subsidiaries have paid all federal, state, local and foreign taxes, other than those being contested in good faith and for which the Company Parties have established adequate reserves in accordance with GAAP, and filed all tax returns required to be paid or filed through the date hereof, except where the failure to do so would not reasonably be expected to have an Issuer Material Adverse Effect; and there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company Parties or any of their Subsidiaries or any of their respective properties or assets, except where such deficiency would not reasonably be expected to have an Issuer Material Adverse Effect.

(z) Employee Benefit Plans. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to ERISA, for which the Company would have any liability, whether directly or through any member of its “Controlled Group” (defined as any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that would be regarded as a single employer with the Company under Section 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) no Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA), and no Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA is in “endangered status” or “critical status” (within the meaning of Sections 304 and 305 of ERISA); (v) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (vi) no “reportable event” (within the meaning of Section 4043(c) of ERISA and the regulations promulgated thereunder) has occurred or is reasonably expected to occur; (vii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification; (viii) neither the Company Parties nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guarantee Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA); and (ix) none of the following events has occurred or is reasonably likely to occur: (A) a material increase in the aggregate amount of contributions required to be made to all Plans subject to Title IV of ERISA by the Company Parties and their Controlled Group affiliates in the current fiscal year of the Company Parties and their Controlled Group affiliates compared to the amount of such contributions made in the Company Parties’ and their Controlled Group affiliates’ most recently completed fiscal year; or (B) a material increase in the Company Parties and their Subsidiaries’ “accumulated post-retirement benefit obligations” (within the meaning of Accounting Standards Codification Topic 715-60) compared to the amount of such obligations in the Company Parties and their Subsidiaries’ most recently completed fiscal year, except in each case with respect to the events or conditions set forth in (i) through (ix) hereof, as would not reasonably be expected to have an Issuer Material Adverse Effect.

(aa) Internal Control Over Financial Reporting. WeWork and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, WeWork’s principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. WeWork and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of WeWork and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of WeWork and its Subsidiaries are being made only in accordance with authorizations of its management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of WeWork and its Subsidiaries’ assets that could have a material effect on the financial statements. There are no material weaknesses in WeWork and its Subsidiaries’ internal controls.

(bb) Disclosure Controls and Procedures. WeWork and its Subsidiaries, taken as a whole, maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by WeWork in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to WeWork’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. WeWork and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures to the extent required by Rule 13a-15 of the Exchange Act.

(cc) Material Contracts. All Material Contracts are valid, binding and enforceable by and against each Company Party, to the extent a party thereto, and to the knowledge of each Company Party each other party thereto (except where the failure to be valid, binding or enforceable would not constitute an Issuer Material Adverse Effect), and, no written notice to terminate, in whole or a material portion thereof, any Material Contract has been delivered to any Company Party (except where such termination would not reasonably be expected to have an Issuer Material Adverse Effect). None of the Company Parties nor, to the knowledge of any Company Party, any other party to any Material Contract, is in default or breach under the terms thereof, in each case, except for such instances of default or breach that would not reasonably be expected to have an Issuer Material Adverse Effect.

(dd) No Unlawful Payments. Neither the Company Parties nor any of their Subsidiaries nor any director or officer of the Company Parties or any of their Subsidiaries, nor, to the knowledge of the Company Parties, any agent, affiliate or employee of the Company Parties or any of their Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other anti-bribery or anti-corruption law applicable to the Company or any of its Subsidiaries; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company Parties and their Subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(ee) Compliance with Money Laundering Laws. The operations of the Company Parties and their Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Organised and Serious Crime Ordinance (Chapter 455 of the Laws of Hong Kong) and Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of the Laws of Hong Kong), and the applicable money laundering statutes of all other jurisdictions where the Company Parties or any of their Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency with jurisdiction over the Company Parties or any of their Subsidiaries (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company Parties or any of their Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company Parties, threatened.

(ff) Compliance with Sanctions Laws. Neither the Company Parties nor any of their Subsidiaries nor any of their directors or officers nor, to the knowledge of the Company Parties, any agent, affiliate or employee of the Company Parties or any of their Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, His Majesty’s Treasury (“HMT”), or other relevant sanctions authority with jurisdiction over the Company (collectively, “Sanctions”), nor are the Company Parties or any of their Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, the so-called Donetsk People’s Republic and Luhansk People’s Republic, the Crimea and non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”). For the past five years, the Company Parties and their Subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or in or with any Sanctioned Country.

(gg) No Broker’s Fees. Except for any fees paid to PJT Partners LP as dealer manager of the Exchange Offer and Consent Solicitation (as defined in the Backstop Agreement) and pursuant to that certain engagement letter, dated March 15, 2023, by and among WeWork, WeWork Companies LLC and Lincoln International LLC, neither the Company Parties nor any of their Subsidiaries are a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or Investor for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

(hh) Investment Company Act. None of the Company Parties is, and after giving effect to the offering and sale of the securities pursuant to the Transactions as contemplated by this Agreement will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(ii) Insurance. The Company Parties and their Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are, in the Company Parties’ reasonable judgment, adequate to protect the Company Parties and their Subsidiaries and their respective businesses; and neither the Company Parties nor any of their Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have an Issuer Material Adverse Effect.

(jj) No Undisclosed Material Liabilities. There are no liabilities or obligations of any Company Party of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation other than: (i) liabilities or obligations disclosed and provided for in the Financial Statements; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet presented in the Financial Statements; (iii) liabilities or obligations that would not reasonably be expected to have an Issuer Material Adverse Effect; and (iv) liabilities or obligations that would not be required to be set forth or reserved for on a balance sheet of the Company Parties (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice; it being understood that for purposes of this clause section, any contract, agreement or understanding with any Person providing for a payment (in cash or otherwise) in excess of $5.0 million in connection with any of the transactions contemplated under the Transaction Support Agreement, the Backstop Commitment Agreement, or this Agreement (other than any contract, agreement, understanding or other transaction specifically contemplated by this Agreement, the Transaction Support Agreement, the Backstop Commitment Agreement, and any other Definitive Documents) shall not be deemed to have been incurred in the ordinary course of business or deemed to be non-material, and shall otherwise be deemed to be required to be set forth on the Company Parties’ balance sheet for purposes of clause (d) above notwithstanding such clause.

(kk) Cybersecurity; Data Protection. Company Parties’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company Parties and their Subsidiaries as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants except as would not reasonably be expected to have an Issuer Material Adverse Effect. The Company and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable or regulated data (“Personal Data”) used in connection with their businesses. To the knowledge of the Company Parties, there have been no breaches, violations, outages or unauthorized uses of or accesses to the IT Systems or Personal Data, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same and the Company Parties and its Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to the IT Systems and Personal Data, except as would not reasonably be expected to have an Issuer Material Adverse Effect. The Company Parties and its Subsidiaries are presently in compliance in all material respects with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification. The Company Parties and their Subsidiaries have used reasonable best efforts to implement backup and disaster recovery technology consistent with industry standards and practices in all material respects.

(ll) No Stabilization. None of the Company Parties or any of their respective affiliates has taken nor will any such party take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company Parties to facilitate the sale or resale of the Securities.

(mm) Security Documents; Intercreditor Agreements. As of the Equity Transaction Closing Date and each Notes Transaction Closing Date, each of the Security Documents and First/Second Lien Intercreditor Agreements will have been duly authorized, executed and delivered by the Notes Issuers and the Guarantors in the party thereto, and will constitute a legal, valid and binding obligations of the Notes Issuers and such Guarantors, enforceable against the Notes Issuers and such Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. The Security Documents, when executed and delivered in connection with the issuance of the New Money Securities, will create in favor of the Collateral Trustee for the benefit of itself, the Trustee and the holders of the New Money Securities, legal, valid and enforceable security interests in the Collateral and, upon the making of such filings and taking of such other actions required to be taken by the applicable Security Documents (including the filings of appropriate financing statements with the office of the Secretary of State of the state of organization of each of the Notes Issuers and the Guarantors, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the taking of the other actions, in each case as further described in the Security Documents), the liens on such Collateral in favor of the Collateral Trustee for the benefit of itself, the Trustee and the holders of the New Money Securities will constitute perfected and continuing first-priority liens and prior to (except as otherwise provided for in the New Money Securities Indenture and the relevant Security Documents) the liens of all third Persons other than Permitted Liens.

(nn) Solvency of Issuer. On the Equity Transaction Closing Date and each Notes Transaction Closing Date, after giving effect to the Transactions, the use of proceeds therefrom and the payment and accrual of all transaction costs in connection with the foregoing, the fair market value of the assets of the Issuer, the Co-Issuer and their respective Subsidiaries, taken as a whole, will be, on the date of determination, greater than the fair market value of the total amount of liabilities (including contingent and unliquidated liabilities) of the Issuer, the Co-Issuer and their respective Subsidiaries, taken as a whole, will be as of such date and that, as of such date, the Issuer, the Co-Issuer and their respective Subsidiaries, taken as a whole, will be able to pay all liabilities of the Issuer, the Co-Issuer and their respective Subsidiaries, taken as a whole, as such liabilities are expected to mature and will not have unreasonably small capital for its then current business activities. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(oo) For purposes of this Agreement:

(i) “Material Contracts” means all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act or required to be discussed on a current report on Form 8-K) to which any Company Party is a party.

(ii) “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof.

5. INVESTOR REPRESENTATIONS AND WARRANTIES. Investor represents and warrants that:

(a) Investor has been duly formed and is validly existing in good standing under the laws of the State of Delaware, with the requisite power and authority to enter into, deliver and perform its obligations under this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by Investor. The execution, delivery and performance by Investor of this Agreement has been duly authorized and approved by all necessary action on the part of Investor, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by Investor of this Agreement and the consummation by Investor of the Cupar Transactions. This Agreement is enforceable against Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(c) The execution and delivery by Investor of this Agreement, and the performance by Investor of its obligations under this Agreement, including the purchase of the Securities and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or require a consent, approval or other authorization, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Investor pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Investor is a party or by which Investor is bound or to which any of the property or assets of Investor is subject; (ii) the organizational documents of Investor; or (iii) any statute or any judgment, order, rule, code, ordinance or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Investor or any of Investor’s properties that, in the case of clauses (i) and (iii), would reasonably be expected to have an Investor Material Adverse Effect (as defined below).

(d) Neither Investor nor any of its subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Investor of this Agreement (including, without limitation, the issuance of the Securities) other than any filings and the expiration or termination of any waiting period that may be required under the HSR Act or other antitrust law and any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, an Issuer Material Adverse Effect.

(e) Investor is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act. Such Investor understands that the Securities are being offered and sold to such Investor in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company Parties are relying upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.

(f) Investor understands that the Securities are being or will be offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Securities has not and will not be registered under the Securities Act. Investor understands that the Securities may not be resold, transferred, pledged or otherwise disposed of by Investor absent an effective registration statement under the Securities Act, except pursuant to an exemption from the registration requirements of the Securities Act, and that the Securities shall contain a legend to such effect as set forth in Section 3(c). Investor acknowledges that the Acquired Shares will not be immediately eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Investor understands and agrees that it may be required to bear the financial risk of an investment in the Securities for an indefinite period of time and Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of the Securities.

(g) Investor understands and agrees that Investor is purchasing the Securities directly from the Issuer or the Notes Issuers, as applicable. Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to Investor by any of the Company Parties or any of their respective officers or directors, or any other party to the transaction, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement.

(h) In making its decision to purchase the Securities, Investor represents that it has relied solely upon its own independent investigation and the Company Parties’ representations, warranties and covenants contained herein. Investor acknowledges and agrees that Investor has received and has had an adequate opportunity to review such financial and other information as Investor deems necessary in order to make an investment decision with respect to the Securities and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Investor’s investment in the Securities. Without limiting the generality of the foregoing, Investor acknowledges that it has had an adequate opportunity to review the SEC Documents. Investor represents and agrees that Investor has had the opportunity to ask such questions, receive such answers and obtain such information as Investor has deemed necessary to make an investment decision with respect to the Securities. Investor has been furnished with all materials that it considers relevant to an investment in the Securities, has had an opportunity to ask questions of and receive answers from the Company Parties or any person or persons acting on their behalf concerning the terms and conditions of the offering of the Securities to Investor, and is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties of the Company Parties contained in this Agreement.

(i) Investor agreed to purchase the Securities solely following direct contact between Investor and the Company Parties. Investor acknowledges that the Company Parties represent and warrant that the Securities (i) were not offered to Investor by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(j) Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities. Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and Investor has sought such accounting, legal and tax advice as Investor has considered necessary to make an informed investment decision.

(k) Investor represents and acknowledges that Investor has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for Investor and that Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of Investor’s investment in the Securities. Investor acknowledges specifically that a possibility of total loss exists.

(l) Investor understands and agrees that no federal or state agency has passed upon or endorsed the merits of the Cupar Transactions or made any findings or determination as to the fairness of an investment in the Securities.

(m) Investor has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its purchase of the Securities, including, for the avoidance of doubt, any fee or commission payable to any stockholder or Affiliate of the Issuer.

(n) Except for such matters as have not had and would not be reasonably likely to have, an Investor Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Investor, threatened against Investor, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Investor.

(o) Investor currently has available funds or capital commitments sufficient to, and at the Equity Transaction Closing and each Notes Transaction Closing, will have available funds or capital commitments sufficient to pay Issuer the Equity Purchase Price pursuant to Section 3(a) and pay the Notes Issuers the applicable Notes Purchase Price pursuant to Section 3(b) (such amounts, the “Required Amount”). Investor is not aware of any reason why the funds sufficient to pay the Required Amount will not be available as of the Equity Transaction Closing and each Notes Transaction Closing. As of the date hereof, there are no side letters, understandings or other agreements, contracts or arrangements of any kind to which Investor or any of its Affiliates is a party that would reasonably be expected to adversely affect the ability to pay the Required Amount pursuant to the terms hereof.

6. COMMITMENTS OF THE COMPANY PARTIES AND INVESTOR.

(a) [Reserved.]

(b) Mutual Affirmative Commitments of the Company Parties and Investor. During the period from the date of this Agreement to the earlier of (i) the Notes Transaction Closing Date resulting in the entire Commitment Amount being funded and (ii) the date on which this Agreement is terminated in accordance with its terms (the “Pre-Notes Closing Period”), each of (A) the Company Parties, with respect to subsections (i)-(x) below agrees to, and agrees to cause each of its direct and indirect subsidiaries to, and (B) Investor, with respect to subsections (i), (ii), (vi) and (vii) below agrees to:

(i) support and take all steps reasonably necessary or desirable to consummate the Transactions in accordance with this Agreement, the Transaction Support Agreement, the Backstop Agreement, the Term Sheet and the other Definitive Documents;

(ii) negotiate in good faith and use reasonable best efforts to execute and deliver any other agreements that are necessary or advisable to effectuate and consummate the Transactions as promptly as reasonably practicable;

(iii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions, support and take all steps reasonably necessary or desirable to address any such impediment, and negotiate in good faith any appropriate additional or alternative provisions or agreements to address any such impediment;

(iv) if the Company Parties receive an unsolicited proposal or expression of interest in writing with respect to an Alternative Transaction (as defined in the Transaction Support Agreement), within twenty-four hours of the receipt of such proposal or expression of interest, to notify Investor of the receipt thereof, with such notice to include the material terms thereof to the extent in accordance with any applicable confidentiality obligations of the Company Parties;

(v) to inform Investor and Cooley LLP, as soon as reasonably practicable (and in any event within two Business Days of such actual knowledge) after becoming aware of the following (to the extent not previously disclosed to Investor and Cooley LLP prior to the date hereof): (A) a breach of this Agreement (including a breach by any Company Party); (B) any representation or statement made or deemed to be made by any Company Party under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; (C) the occurrence, or failure to occur, of any event of which any Company Party has knowledge which the occurrence or failure to occur of any such event would be reasonably likely to permit any party of this Agreement to terminate, or would result in the termination of, the Transaction Support Agreement; (D) any matter or circumstance that exists which it knows, or reasonably believes if likely, to be a material impediment to the implementation of or preclude consummation of the Transactions, (E) receipt of any written notice from any governmental, judicial or regulatory body or any stock exchange regarding any approval necessary to consummate the Transactions; and (F) any notice or written threat of any commencement of any voluntary or involuntary insolvency proceedings, legal suit for payment of material debt or securement of material security from or by any Person in respect of the Company Parties; (G) any notice or written threat of any commencement of any proceeding commenced relating to the Transactions, including notifying Investor and Cooley LLP of any material governmental or third-party complaints, litigations, investigations, or hearings related to the Transactions; provided that to the extent that information provided in connection with this Agreement (including this Section 6(b)(v)) constitutes material nonpublic information, (1) the Company Parties shall inform Investor prior to providing such information and (2) if Investor agrees to receive such information, the Company Parties and Investor shall negotiate in good faith and mutually agree to a “cleansing” non-disclosure agreement to address such information (the “MNPI Limitation”);

(vi) to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws, including the HSR Act to consummate the Equity Transactions; which in furtherance of and not in limitation of the foregoing, if determined to be required, to each promptly, and with respect to the HSR Act in no event later than the later of (i) 10 Business Days after the date hereof or (ii) five Business Days after the date that Investor determines that an HSR filing is required and notifies the Company Parties, make an appropriate filing of a Notification and Report Form under the HSR Act with respect to the Equity Transactions, and respond as promptly as practicable to requests from any governmental authority for documents or information in connection with any such filing;

(vii) to use their reasonable best efforts to (i) cooperate and consult with each other, and consider in good faith the views of the other in connection therewith, any filing or submission, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with the Equity Transactions with a governmental authority, provided that any cooperation required by the Company Parties in connection with compliance with reporting requirements under federal or state securities laws will not be unreasonably withheld, (ii) give the other party prompt notice of any request, inquiry, investigation, action or legal proceeding by a governmental authority or any other person with respect to the Equity Transactions, (iii) advise each other of any material oral or written communications and, unless precluded by applicable law, provide copies to the other of any such material written communications, received from or provided to any governmental authority in connection with the Equity Transactions, and (iv) unless otherwise legally required, not independently participate in any meeting or telephone or video communication with any governmental authority in respect of any such HSR filing or other filings, applications, investigations, or inquiries in connection with the Equity Transactions without giving the other party reasonable prior notice and, to the extent not prohibited by such governmental authority, the opportunity to attend and/or participate; provided, however, that information and materials required to be provided pursuant to this Section 6(b)(vii) may be (X) restricted to outside counsel and (Y) redacted to remove references concerning the valuation of Issuer or Investor, as necessary to comply with contractual arrangements, and as necessary to preserve the attorney-client privilege;

(viii) Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that Investor shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders with a governmental authority providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Investor or any of its Affiliates, including any Issuer Class A Shares, (B) the imposition of any limitation or regulation on the ability of Investor or any of its Affiliates to freely conduct their business, (C) the holding separate of the shares of Issuer Class A Shares or any limitation or regulation on the ability of Investor or any of its Affiliates to exercise full rights of ownership of the shares of Issuer Class A Shares, or (D) the prohibition of Investor from exercising rights granted hereunder;

(ix) subject to the MNPI Limitation, provide Investor and Cooley LLP, upon reasonable advance written notice to the Company Parties, timely and reasonable responses to all reasonable diligence requests and other information reasonably requested or reasonably necessary to consummate the Transaction, including “know your customer” and like materials, which documentation and information shall be subject to any applicable confidentiality restrictions to which Investor may be subject; provided that the Company Parties shall not be required to distribute or share any portion of any document that is subject to work-product or other attorney-client privilege, where applicable law prohibits such distribution, or is subject to confidentiality obligations of the Company Parties that prevent distribution; and

(x) not amend any Definitive Document in a manner adverse to Investor without Investor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Mutual Negative Commitments of the Company Parties and Investor. (A) During the period from the date of this Agreement to the earlier of (i) the Equity Transaction Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms, each of the Company Parties, with respect to subsections (i)-(vi) below agrees not to, directly or indirectly, without the prior written consent of Investor (not to be unreasonably withheld, conditioned or delayed), (B) during the Pre-Notes Closing Period, with respect to subsections (i)-(iii) and (iv) below agrees not to, directly or indirectly, without the prior written consent of Investor (not to be unreasonably withheld, conditioned or delayed), and (C) during the Pre-Notes Closing Period Investor, with respect to subsection (i) below agrees not to:

(i) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Transactions, other than as permitted herein;

(ii) take any actions inconsistent with, or fail or omit to take an action that is required by, this Agreement, the Transaction Support Agreement, the Backstop Agreement, the Term Sheet and the other Definitive Documents;

(iii) take any action or inaction that would cause a change to the tax status of any Company Party, or transfer any asset or right of any Company Party or any material asset or right used in the business of the Company Parties to any Person outside the ordinary course of business; provided, that the adoption and operation of a Rights Plan shall not constitute a breach by any Company Party under this Agreement;

(iv) enter into any merger, consolidation, disposition, recapitalization, loan, investment, dividend, incurrence of indebtedness, or liens, or other similar transaction outside of the ordinary course of business other than the Transactions; provided, that (1) the adoption and operation of a Rights Plan shall not constitute a breach by any Company Party under this Agreement and (2) the Company Parties may (x) incur up to $250 million of additional indebtedness (which indebtedness may be secured); provided, that any draw request under the NPA (as defined in the Backstop Agreement) must be made in accordance with the terms of the Term Sheet, (y) replace letters of credit under the Credit Facility (as defined in the Backstop Agreement) without violating this Agreement and (z) solely to the extent the proceeds of such transactions are reinvested in WeWork and its Subsidiaries, make other customary investments and merger and acquisition transactions in an aggregate amount not to exceed $100 million;

(v) make any material amendment, material modification, material waiver, material supplement, material restatement, or other material change to, or terminate, any Material Contract outside the ordinary course of business; provided, that (1) the adoption and operation of a Rights Plan shall not constitute a breach by any Company Party under this Agreement and (2) the Company Parties may (x) take any such action contemplated by the Transactions and any other agreements or transactions related thereto or (y) replace letters of credit under the Credit Facility (as defined in the Backstop Commitment Agreement) without violating this Agreement; or

(vi) become a party to, establish, adopt, amend, or terminate any collective bargaining agreement or other agreement with a labor union, works council, or similar organization, in each case other than as required by law.

(d) Blue Sky. The Company Parties shall, on or before the Equity Transaction Closing Date and Notes Transaction Closing Date, respectively, take such action as the Company Parties shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities issued hereunder for sale to Investors at the Equity Transaction Closing and Notes Transaction Closing Date, respectively, pursuant to this Agreement under applicable securities and “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to Investor on or prior to the Equity Transaction Closing Date and Notes Transaction Closing Date. The Company Parties shall timely make all filings and reports relating to the offer and sale of the Securities issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Equity Transaction Closing Date and Notes Transaction Closing Date, respectively. The Company Parties shall pay all fees and expenses in connection with satisfying its obligations under this Section 6(d).

(e) No Integration; No General Solicitation. Neither the Company Parties nor any of their affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities to be issued by the Company Parties on the Equity Transaction Closing Date and Notes Transaction Closing Date under the Securities Act. No Company Party or any of its affiliates or any other Person acting on its or its behalf will solicit offers for, or offer or sell, any Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(f) Use of Proceeds. The Company Parties will apply the proceeds from the sale of the Acquired Shares and the Additional First Lien Notes for the purposes identified in the section entitled “Use of Proceeds” in the Offering Memorandum and for working capital and general corporate purposes.

(g) Legends. The Company Parties shall cause the Legends (or restrictive notation, as applicable) set forth above from the certificates evidencing any such securities (or the register or other appropriate records, in the case of uncertificated securities) to be removed at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such Acquired Shares or Additional First Lien Notes may be sold under Rule 144 of the Securities Act without volume or manner of sale restrictions. The Company Parties may reasonably request such opinions, certificates or other evidence that such restrictions or conditions no longer apply as a condition to removing the Notes Legends; provided that no such opinion shall be required from and after the first anniversary of the issuance of such Acquired Shares or Additional First Lien Notes.

(h) Listing. The issued shares of common stock of WeWork shall remain listed on the New York Stock Exchange at the Equity Transaction Closing and Notes Transaction Closing.

(i) DTC Eligibility. To the extent permitted by DTC, the Company Parties shall use commercially reasonable efforts to promptly make all Additional First Lien Notes (including any Additional First Lien Notes issued on account of the Commitment Premium) deliverable to Investor eligible for deposit with DTC.

(j) Alternative Transactions. The Company Parties shall not engage in negotiations or otherwise pursue or enter into any Alternative Transaction on or prior to the Equity Transaction Closing.

(k) Registration Rights. On the Equity Transaction Closing Date, the Issuer and Investor agree to enter into a customary registration rights agreement providing Investor the right to have the shares beneficially owned by Investor and its Affiliates be included in a resale shelf registration statement, subject to customary terms and conditions to be mutually agreed and which shall not be less favorable to Investor than any other registration rights granted by the Issuer to any other of its investors.

7. INDEMNIFICATION AND CONTRIBUTION

(a) Indemnification Obligations. Effective as of the date hereof, the Company Parties (the “Indemnifying Parties,” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless Investor and its affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of Investor except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Transactions, the Expense Reimbursement, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company Parties, their respective equity holders, affiliates, creditors or any other person, and reimburse each Indemnified Person upon demand for reasonable documented out-of-pocket (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the Transactions contemplated by this Agreement are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnified Person, (ii) to the extent they are found by a final, non-appealable judgement of a court of competent jurisdiction to arise out of or relate to any willful and material breach of this Agreement by Investor or (iii) arise out of or relate to any disputes solely among the Indemnified Parties and not arising out of or related to any act or omission of any of the Company Parties.

(b) Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof or participation therein, with counsel reasonably acceptable to such Indemnified Person; provided further, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable documented out-of-pocket costs of investigation) unless (1) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (i) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (ii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination, and such failure is not reasonably cured within 10 Business Days following receipt of such notice by the Indemnifying Party or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(c) Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 7. Notwithstanding anything in this Section 7 to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Section 7, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (1) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (2) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 7(a), then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as the total value received or proposed to be received by the Company Parties pursuant to the issuance and sale of the Acquired Shares and First Lien Notes contemplated by this Agreement. Subject to Section 8(d), the Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other person in connection with an Indemnified Claim.

(e) Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Section 7 shall, to the extent permitted by applicable law, be treated for all Tax purposes as adjustments to the Commitment Premium or, to the extent arising after the Equity Transaction Closing Date, the Commitment Amount of such Indemnified Person, as applicable. The provisions of this Section 7 are an integral part of the transactions contemplated by this Agreement and without these provisions Investor would not have entered into this Agreement.

(f) No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Equity Transaction Closing and the last Notes Transaction Closing pursuant to the terms of this Agreement, except for covenants and agreements that by their express terms are to be satisfied after the Equity Transaction Closing and each Notes Transaction Closing, which covenants and agreements shall survive until satisfied in accordance with their terms. Notwithstanding the foregoing, the indemnification and other obligations of each of the Company Parties pursuant to this Section 7 and the other obligations set forth in Section 8(d) shall survive the Equity Transaction Closing and the Notes Transaction Closings until the latest date permitted by applicable Law.

8. TERMINATION.

(a) Consensual Termination. This Agreement may be terminated and the Cupar Transactions may be abandoned at any time by mutual written consent of the Company Parties and Investor.

(b) Automatic Termination. This Agreement shall terminate automatically as to the Company Parties and Investor without further action or notice by any party if any of the following occurs:

(i) any Company Party or any of its respective material subsidiaries commences insolvency proceedings, including (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for a Company Party for a substantial part of its assets or (E) making a general assignment or arrangement for the benefit of creditors; provided in each case that such insolvency proceeding is not dismissed, vacated or otherwise closed within five Business Days following notice thereof to the Company Parties by the Investor or the Backstop Commitment Parties (as defined in the Backstop Commitment Agreement); or

(ii) the entry of an order, judgment or decree adjudicating the Company Parties or any of their respective material subsidiaries bankrupt or insolvent; provided that such order, judgment or decree is not overturned or vacated within five Business Days following notice thereof to the Company Parties by Investor, the Required Backstop Commitment Parties or an Advisor (as defined in the Transaction Support Agreement); or

(iii) the taking of any binding corporate action by any of the Company Parties or any of their respective material subsidiaries in furtherance of any action described in this Section 8(b).

(c) Termination by Investor. This Agreement may be terminated by Investor upon written notice to the Company Parties if:

(i) the Transaction Support Agreement or Backstop Commitment Agreement have been terminated in accordance with their terms; provided, that for the avoidance of doubt, the right to terminate this Agreement pursuant to this subsection (c)(i) shall not be available to Investor if the transactions contemplated by the Transaction Support Agreement and the Backstop Commitment Agreement have been consummated;

(ii) the Exchange Offer (as defined in the Backstop Commitment Agreement) is not launched on or have been withdrawn before 11:59 p.m., New York City time, on April 15, 2023 (or such later date as agreed to by Investor) in a manner consistent with the Transaction Support Agreement.

(iii) (A) any Company Party shall have breached any representation, warranty, covenant or other agreement made by any Company Parties in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 3(d) and Section 3(e) not to be satisfied, (B) Investor shall have delivered written notice of such breach or inaccuracy to the Company Parties, and (C) if such breach or inaccuracy is capable of being cured, such breach or inaccuracy is not cured by the Company Parties by the earlier of (x) the 10th Business Day after receipt of such notice, and (y) the third Business Day prior to the Equity Transaction Outside Date or Notes Transaction Outside Date; provided that this Agreement may not be terminated pursuant to this Section 8(c)(iii) if Investor is then in willful or intentional breach of this Agreement;

(iv) the breach in any material respect by a Company Party of any of the respective representations, warranties, covenants, or obligations of the Company Parties set forth in the Transaction Support Agreement, the Backstop Commitment Agreement or in any Definitive Document that (1) is materially adverse to Investor and (2) (if susceptible to cure) has not been cured before the earlier of (i) five Business Days after the transmission of a written notice to the Company Parties detailing any such breach or (ii) two Business Days prior to the Equity Transaction Closing Date or any Notes Transaction Closing Date;

(v) the breach in any material respect by SoftBank Group Corp., a Japanese joint-stock company (together with its affiliates, “SoftBank”) of any of the respective representations, warranties, covenants or obligations of SoftBank set forth in the Transaction Support Agreement or any other agreement to be entered into in connection with the Transactions that (1) is materially adverse to Investor and (2) (if susceptible to cure) remains uncured for five Business Days after the transmission of a written notice to the Company Parties detailing any such breach;

(vi) the issuance by any governmental body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (A) enjoins the consummation of a material portion of the Transactions and (B) remains in effect for 30 Business Days after SoftBank, the Required Consenting Noteholders (as defined in the Transaction Support Agreement), a Consenting Noteholder (as defined in the Transaction Support Agreement) or Investor transmits a written notice to WeWork detailing any such issuance;

(vii) any Company Party (A) publicly announces its intention to pursue, consummates or enters into a binding agreement to consummate, in each case, an Alternative Transaction (as defined in the Transaction Support Agreement), (B) exercises its rights, or provides notice under Section 7.1 of the Backstop Commitment Agreement, or (C) publicly announces its intention to not pursue the Transactions;

(viii) any Company Party has breached, in any material respect, any of its obligations under the Existing Documents or any related guarantees, security documents, agreements, amendments, instruments or other relevant documents; provided that such breach has not been expressly waived or cured pursuant to the relevant documents;

(ix) the occurrence of a default set forth in any of the Existing Documents; provided that such default has not been expressly waived or cured pursuant to the relevant documents;

(x) the failure of the Company Parties to pay the documented and invoiced fees, costs, and out-of-pocket expenses of Investor in accordance with this Agreement;

(xi) there shall have occurred any event or condition that has had or would be reasonably expected to have an Issuer Material Adverse Effect, in each case as compared to such business, operations, assets, liabilities or financial condition as of the date hereof, and such Material Adverse Effect is, if capable of being remedied or cured, not remedied or cured within ten (10) Business Days of the occurrence thereof;

(xii) the Company Parties file any cause of action against and/or seek to restrict or hinder the enforcement of any rights of the holders of Unsecured Notes Claims (as defined in the Transaction Support Agreement) in their capacity as such that is inconsistent with this Agreement (or if the Company Parties support any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party); or

(xiii) any Company Party (i) amends or modifies, or files a pleading seeking authority to amend or modify, this Agreement, the Backstop Commitment Agreement, the Transaction Support Agreement, the Term Sheet, the Offering Memorandum or any of the other Definitive Documents or any of the other Definitive Documents in a manner that is materially inconsistent with this Agreement or adverse to Investor; or (ii) suspends or revokes the Transaction Agreements; or publicly announces its intention to take any such action listed in sub-clause (i) or (ii) of this subsection, in each case without the prior written consent of Investor.

(d) Effect of Termination.

(i) Upon termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become void and of no force or effect and there shall be no further obligations or liabilities on the part of the parties; provided that (A) the obligations of the Company Parties to pay the Expense Reimbursement pursuant to Section 2(d) and Section 2(e) and to satisfy their indemnification obligations pursuant to Section 7 shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, and (B) this Section 8(d) and Section 9 shall survive the termination of this Agreement in accordance with their terms.

(ii) Notwithstanding anything to the contrary contained herein, if this Agreement is terminated pursuant to Sections 8(b) and (c), then, as promptly as practicable and in any event no later than two Business Days following such termination, the Company Parties shall pay or cause to be paid to Investor the Expense Reimbursement pursuant to Section 2(d) and Section 2(e); provided that any invoices shall not be required to contain individual time detail. Subject to Section 9(l), nothing in this Section 8(d) shall relieve any party from liability for its breach of this Agreement.

9. MISCELLANEOUS.

(a) Each party hereto acknowledges that the other party hereto will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement.

(b) The Company Parties may request from Investor such additional information as the Company Parties may reasonably deem necessary to evaluate the eligibility of Investor to participate in the Transactions, and Investor shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Company Parties agree to keep any such information provided by Investor confidential.

(c) This Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto.

(d) When a reference is made in this Agreement to “Sections”, such reference shall be to a section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and, unless the context requires it, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender includes each other gender. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. Any references to dollar amounts shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The terms “$” and “dollars” means United States Dollars. All references to “day” shall be deemed to mean “calendar day”. No rule of construction against the draftspersons shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

(e) This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(f) Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties hereto shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the Cupar Transactions and to evidence the fulfillment of the agreements herein contained.

(h) This Agreement may be executed and delivered in two or more counterparts (including by facsimile transmission or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or other transmission method), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(i) Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, if sent on a Business Day prior to 5:00 p.m. New York City time, with no mail undeliverable or other rejection notice, if sent by email, or on the Business Day following the day when sent, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	if to Investor, to:

The address provided by separate written notice.

with a required copy to (which copy shall not constitute notice):

Cooley LLP

1333 2nd Street

Suite 400

Santa Monica, CA 90401

Attn: Tom Hopkins, Dave Peinsipp

Email: ####; ####

(ii)	if to the Company Parties, to:

WeWork Inc.

75 Rockefeller Plaza, 10th Floor

New York, NY 10019

Attn: Chief Legal Officer

Email: ####

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Sophia Hudson, P.C., Sharon Freiman

Email: ####; ####

(j) This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK IN NEW YORK COUNTY SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTION CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(j) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE CUPAR TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CUPAR TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(j).

(k) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in an appropriate court of competent jurisdiction as set forth in Section 9(j), in addition to any other remedy to which any party is entitled at law or in equity.

(l) Notwithstanding anything to the contrary in this Agreement, none of the parties will be liable for, and none of the parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits in connection with the breach or termination of this Agreement.

(m) Investor hereby acknowledges that it is aware, and that it will advise its Affiliates and representatives who are provided material non-public information concerning the Company Parties or their respective securities, that the United States securities laws prohibit any party who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other party under circumstances in which it is reasonably foreseeable that such party is likely to purchase or sell such securities.

[Signature pages follow]

IN WITNESS WHEREOF, the Company Parties and Investor have executed or caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

WEWORK INC.

By:	/s/ Andre Fernandez
Name:	Andre Fernandez
Title:	Chief Financial Officer

WEWORK COMPANIES LLC

By:	/s/ Andre Fernandez
Name:	Andre Fernandez
Title:	Chief Financial Officer

WW CO-OBLIGOR INC.

By:	/s/ Andre Fernandez
Name:	Andre Fernandez
Title:	Chief Financial Officer

[Signature Page to Securities Purchase and Commitment Agreement]

CUPAR GRIMMOND, LLC

By:	/s/ Authorized Representative
Name:
Title:

Name in which Securities are to be registered or issued: Cupar Grimmond, LLC

[Signature Page to Securities Purchase and Commitment Agreement]